Exhibit 99.1

Managing Trustee for MACC PEI Liquidating Trust
24040 Camino Del Avion #A307 Monarch Beach, CA 92629

December 29, 2015

RE:	MACC PEI LIQUIDATING TRUST
LETTER TO BENEFICIAL INTEREST HOLDERS

Dear Ladies and Gentlemen:

In addition to this letter, enclosed in this mailing is the final cash distribution with respect to your beneficial interest in the MACC PEI Liquidating Trust (the “Trust”).

As you are aware, on September 26, 2011, the former shareholders of MACC Private Equities, Inc. voted to set up a liquidating trust and transfer all remaining net assets into the Trust.  The transfer was effective September 29, 2011.  The Trust was set up for an initial three year period, and its existence was extended to the end of 2015 to complete the liquidation.

The Trust had very limited direct influence or ability to liquidate its investments.  However, all Trust investments have now been sold.  The total amount of cash being distributed with this letter, $1,870,550, or approximately $ .76 per unit, represents a complete distribution of the Trust’s assets after paying final expenses.  The Trust expects to conclude its existence by December 31, 2015.  You will receive the final Fiduciary Form 1041 Grantor Letter in 2016, providing tax information for the Trust’s final tax year, 2015.

For further information, please see the most recent Annual Report for the 2014 year end, as well as prior Annual Reports and other reports of significant events, at www.sec.gov under the company name: MACC PEI Liquidating Trust.

Please be sure to cash or deposit your check as soon as possible, and no later than July 1, 2016.

Very Truly Yours,

/s/ Kevin J. Gadawski

Kevin J. Gadawski, President NL Strategies, Inc.
Managing Trustee for the MACC PEI Liquidating Trust